Exhibit 99.1

For Immediate Release October 25, 2012 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Third-Quarter Earnings of $0.74 per Share

Key Performance and Outlook Highlights

•	Third-quarter earnings of $0.74 per share[1]; 21 percent lower than third-quarter 2011

•	Record third-quarter North American potash sales volumes offset by offshore sales decline

•	Nine-month cash flow prior to working capital changes[2] reached $2.7 billion; close to record levels

•	Full-year 2012 earnings guidance lowered to $2.40-$2.60 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported third-quarter earnings of $0.74 per share ($645 million), which compared to $0.94 per share ($826 million) in the same period last year. Earnings for the first nine months reached $1.89 per share ($1.7 billion), a total that trailed the $2.73 per share ($2.4 billion) earned during the same period in 2011.

Gross margin of $0.9 billion was the third highest third-quarter total in our history, exceeded only by the $1.1 billion generated in 2011 and the record performance of 2008. The decline from 2011’s third quarter was primarily the result of weaker phosphate margins and reduced offshore potash sales due to the delay of new supply contracts with China and India. Our gross margin for the first three quarters of 2012 reached $2.8 billion, which compared to $3.4 billion generated in the same period last year.

Earnings before finance costs, income taxes and depreciation and amortization2 (EBITDA) reached $1.1 billion for the quarter – down from $1.3 billion earned in third-quarter 2011 – and raised the total for the first nine months to $2.9 billion. Although cash flow prior to working capital changes of $0.8 billion trailed the $1.0 billion generated during the same quarter last year, the nine-month total for 2012 grew to $2.7 billion, 8 percent below last year’s record levels.

Offshore investments in Arab Potash Company (APC) in Jordan, Israel Chemical Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $113 million to our earnings in the third quarter. Contributions in the form of share of earnings of equity-accounted investments and dividends from these investments for the first nine months of 2012 reached a record $318 million – a total which also included a dividend from Sinofert Holdings Limited (Sinofert). The market value of our investments in these publicly traded companies equated to approximately $9.2 billion, or $10 per PotashCorp share, at market close on October 24, 2012.

“Strong demand in North America and Latin America demonstrated the powerful motivators in place for farmers today, although not all global potash markets moved as quickly to capitalize on these favorable conditions,” said PotashCorp President and Chief Executive Officer Bill Doyle. “While Chinese and Indian customers have not engaged consistently, their need for improved soil fertility to increase food production has not subsided. Our diversified fertilizer business and global footprint helped support our results for the quarter and we believe position us well to drive improved results as demand grows.”

122 1st Avenue South, Suite 500, Saskatoon, SK Canada S7K 7G3 T (306) 933-8500 F (306) 652-2699

Potash Corporation of Saskatchewan Inc.  |   www.potashcorp.com

Market Conditions

Third-quarter potash demand was marked by varying degrees of engagement in key markets around the world. Movement to China and India was limited following the completion of existing supply contracts, while Brazil and North America purchased aggressively to meet robust farmer demand. In North America, fertilizer dealers began to prepare for their fall requirements upon the announcement of new summer-fill pricing programs. This helped push third-quarter shipments from domestic potash producers 26 percent above the same period last year. By the end of the quarter, shipments accelerated as fertilizer dealers responded to previously conservative fall application estimates, especially in regions less severely impacted by drought. Demand was further aided by a rapidly advancing harvest that was expected to create an extended North American fall fertilizer application window. In offshore markets, delays in closing new contracts with buyers in China and India more than offset strong demand from Latin America (especially Brazil) and resulted in a decrease in third-quarter shipments from North American producers to 1.9 million tonnes, 25 percent below the same period last year. As a result, rising competitive pressures in certain offshore markets moved most spot-market prices lower during the quarter.

In phosphate, strong demand and continuing supply challenges in the US kept domestic markets for solid phosphate fertilizer tight. Weaker offshore demand relative to 2011 levels resulted in lower prices on a comparative basis, but tightness in North America caused prices to move up in this market by the end of the quarter.

Nitrogen markets remained robust throughout the third quarter, driven by the expectation of high US corn acreage for the upcoming spring planting season and steady industrial demand. Continued delays in expected new capacity, as well as ongoing production issues in key exporting regions, kept inventories relatively low. The combination of strong demand and tight supply resulted in prices for ammonia at historically high levels, well above those of the same period last year.

Potash

Potash gross margin totaled $554 million for the third quarter, below the $700 million generated in the same period last year. This result brought potash gross margin for the first nine months to $1.7 billion, trailing the $2.2 billion earned in the comparative period last year.

Sales volumes for the quarter totaled 2.1 million tonnes, slightly below the 2.2 million tonnes sold in the same period of 2011. While strong demand pushed North American potash sales volumes to a third-quarter record of 1.0 million tonnes, surpassing the 0.8 million tonnes sold in the same period last year, offshore sales volumes fell to 1.1 million tonnes from 1.4 million tonnes in 2011. Shipments to Latin America outpaced last year’s third quarter, but strength from this market was more than offset by the decline in sales to China and India. Shipments from Canpotex Limited (Canpotex) – the offshore marketing company for Saskatchewan potash producers – during the third quarter were heavily weighted towards Latin America and Other Asia (countries outside of China and India), which accounted for 32 percent and 41 percent of tonnes, respectively, while China represented 12 percent and India 5 percent. Total sales for the year reached 5.9 million tonnes, trailing the record 7.5 million tonnes sold through the first nine months of 2011.

Our third-quarter average realized potash price of $429 per tonne was relatively flat compared to second quarter 2012, but declined 5 percent from the same period last year on softening prices in spot markets.

Third-quarter potash production of 1.6 million tonnes reflected the impact of scheduled maintenance shutdowns, capital-related work at our Allan facility and inventory-related downtime at our Lanigan facility. Production for the quarter was 18 percent below last year’s third quarter, which did not include any inventory-related downtime and contained fewer weeks of scheduled maintenance. This lower level of production – along with a greater percentage of production from higher-cost facilities, a rise in costs associated with potash tonnes from Esterhazy and increased depreciation charges – negatively impacted our cost of goods sold on a per-tonne basis.

Phosphate

Third-quarter phosphate gross margin of $122 million raised our nine-month total to $370 million, with both results lagging the $169 million and the $485 million earned in the comparable periods last year. Fertilizer products delivered $74 million in gross margin for the third quarter of 2012, while feed and industrial contributed $43 million.

The impacts of tropical storm Debby, a turnaround at our Geismar facility and challenging mining conditions in a new portion of our Aurora mine limited production during the quarter. As a result, third-quarter sales volumes of 0.9 million tonnes were below the 1.1 million tonnes sold in the same quarter last year, reflecting our decision to allocate a larger percentage of our limited phosphoric acid production to higher-margin products.

Average realized phosphate prices for the quarter totaled $537 per tonne, trailing the $602 per tonne achieved in the same quarter of 2011. This change reflected lower prices for solid and liquid fertilizers, although the relative strength of our diversified feed and industrial products – where pricing is typically less volatile than products with agricultural exposure – helped limit the overall decline.

Phosphate cost of goods sold on a per-tonne basis was positively impacted during the third quarter by lower sulfur costs and a favorable adjustment to our phosphate asset retirement obligations (due to an increase in the relative discount rate) compared to the same period last year.

Nitrogen

Our ammonia-focused nitrogen business continued to benefit from higher prices, increasing third-quarter gross margin to $251 million, and raised our total for the year to a record $772 million. These results compared to $263 million in gross margin generated in last year’s third quarter and $675 million earned during the first nine months of 2011. Trinidad generated $144 million of our third-quarter 2012 gross margin, while our operations in the US (including the impact of our hedge position) contributed $107 million.

Gas interruptions in Trinidad and expansion-related downtime at our Augusta facility resulted in sales volumes for the third-quarter declining to 1.1 million tonnes from 1.3 million tonnes in the same period last year.

Average realized price for nitrogen reached $458 per tonne, up from $424 per tonne in the third quarter of 2011, as tight ammonia market fundamentals pushed prices higher relative to the same period last year.

Higher Tampa ammonia prices – the benchmark to which our Trinidad gas costs are primarily indexed – were the primary driver of the increase in cost of goods sold on a per-tonne basis in the third quarter.

Financial

In September 2012, we announced a 50 percent increase to our quarterly dividend that raised it to $0.21 per share. This was our third dividend increase since the beginning of 2011, with our quarterly dividend now more than six times its level at the start of that year.

Third-quarter capital-related expenditures, primarily related to our potash expansion projects, were $546 million, raising our total for the first nine months of 2012 to $1.5 billion.

General Outlook

The economic motivators for farmers to increase food production remain strong – a situation that, combined with the basic principles of agronomy and the need to improve crop yields around the world, typically drives fertilizer demand. Yet, as this situation unfolds, the speed and magnitude of response has varied by market. In the US and Brazil, farmers are responding more quickly to the opportunities and driving strong demand for all fertilizers, while regions with more government involvement and less-developed agricultural economies – and lagging yields – have moved more slowly. This current dichotomy has disrupted typical demand patterns and caused potash shipment expectations to fall below previously forecast levels, which are now anticipated to be in the range of 50-52 million tonnes for the year.

These conditions are not unprecedented, as growth has often occurred in uneven waves, with increases in demand sometimes punctuated by periods of contraction. PotashCorp has successfully navigated through these challenges in the past, following strategies designed to minimize the impact during periods of slower demand while delivering long-term growth.

Potash Market Update

In North America, we have witnessed improved sentiment among farmers and fertilizer dealers that is translating into rising demand to meet fall application needs. While farmers work to address their soil nutrient needs as they seek to capitalize on supportive crop economics – driven by strong crop prices and the affordability of fertilizer – we believe dealers will cautiously manage purchases through the remainder of the year in an effort to minimize inventory positions. We anticipate fourth-quarter demand in this market will be above that of the same period last year and still see the potential for second-half shipments to reach record levels.

Latin American distributors are working to keep pace with significant grower demand. Soybean and corn planting is well underway in key producing regions, which is drawing down potash supplies. We anticipate demand in this region will remain strong for the balance of the year as distributors prepare for Brazil’s Safrina crop (February/March corn planting) and attempt to take advantage of the typically slower import period to help alleviate port congestion. Potash shipments for full-year 2012 are forecast to remain strong and we believe could approach last year’s record levels.

Demand in Other Asia (countries outside of China and India) remains relatively strong, despite volatility in prices for oil palm, a key crop in this part of the world. We expect full-year demand to fall below that of 2011, but anticipate this market will end the year with lower inventories than a year ago.

While demand for potash in China is expected to be equal to that of 2011, delays in new contract commitments have reduced seaborne supply expectations for 2012. Demand in this market is currently being met from internal production, inventory withdrawals and tonnage via rail, but additional requirements are anticipated. We do expect a resolution prior to the end of 2012 and believe reduced Chinese inventory levels by year-end could lead to increased requirements in 2013.

In India, a number of near-term challenges are continuing to create uncertainty. High food inflation, crop yields that are well below many other countries in the developing world and the significant under-application of potash are well documented, but the path India will follow to address these critical issues remains unclear. India faces significant challenges in improving, or even maintaining, current crop production levels given existing fertility practices. The need to address this situation – along with mounting internal pressure on the government from its local fertilizer industry – fuels our confidence that policies will ultimately be modified and demand will improve. We believe an increase in demand will begin to unfold in 2013, although the extent to which that happens remains uncertain at this time.

Financial Outlook

In this environment, we now estimate our 2012 potash segment gross margin will be in the range of $2.1 billion to $2.3 billion. This revised estimate primarily reflects a reduction in our shipments estimate for 2012, which is now anticipated to be in the range of 7.6-8.3 million tonnes. The wide ranges on these estimates primarily reflect our varied timing assumptions on new supply contracts.

Inventory-related downtime at our lower-cost Lanigan and Rocanville facilities, in addition to increased depreciation charges and the impact of higher costs associated with potash tonnes from Esterhazy, is expected to result in a per-tonne cost of goods sold for the fourth quarter above those compared to the same period last year.

In phosphate, tight North American phosphoric acid markets are expected to contribute to relatively stable markets through the balance of the year, although this may be offset by higher per-tonne cost of goods sold – a product of higher rock and ammonia costs – and result in margin contraction from third-quarter 2012 levels.

The expectation of record or near-record corn plantings in 2013, along with healthy industrial demand, is likely to lead to relatively tight markets – particularly for ammonia – through the balance of 2012. We expect higher per-tonne cost of goods sold for the fourth quarter, reflecting the recent rise in North American spot gas prices and the lagging impact of sales from inventory produced with higher-cost Trinidad gas during the third quarter. We expect that our expansion project at Augusta will begin producing during the fourth quarter, and that our ammonia plant restart at Geismar will commence in January 2013.

We now forecast our combined phosphate and nitrogen gross margin for full-year 2012 to be in the range of $1.3 billion to $1.5 billion.

PotashCorp now forecasts full-year earnings between $2.40 and $2.60 per share which includes the impacts of the $0.39 per share adjustment for a Sinofert impairment charge recognized in the second-quarter of 2012.

Conclusion

“The agricultural fundamentals that drive our business – rising food demand, supportive crop prices and the scientific need to replenish nutrients – remain strong despite some disruption in deliveries to offshore potash markets.” said Doyle. “We intend to follow a business strategy designed to protect the value of our enterprise while remaining steadfast in our commitment to deliver on future growth. We believe the nature of food production necessitates that fertilizer demand will return in all major markets. When it does we will be ready to meet the needs of our customers and deliver the best possible long-term returns for stakeholders.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and third largest producer of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations with major markets; economic and political uncertainty around the world, including the European sovereign debt crisis; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2011 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, October 25, 2012 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	–	From Canada and the US:	1-877-881-1303
	–	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	–	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	September 30, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$461	$430
Receivables	1,360	1,195
Inventories	681	731
Prepaid expenses and other current assets	69	52
	2,571	2,408
Non-current assets
Property, plant and equipment	10,962	9,922
Investments in equity-accounted investees	1,279	1,187
Available-for-sale investments (Note 2)	2,435	2,265
Other assets	323	360
Intangible assets	121	115
Total Assets	$17,691	$16,257

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$573	$832
Payables and accrued charges	1,129	1,295
Current portion of derivative instrument liabilities	58	67
	1,760	2,194
Non-current liabilities
Long-term debt	3,465	3,705
Derivative instrument liabilities	178	204
Deferred income tax liabilities	1,392	1,052
Pension and other post-retirement benefit liabilities	612	552
Asset retirement obligations and accrued environmental costs	607	615
Other non-current liabilities and deferred credits	101	88
Total Liabilities	8,115	8,410

Shareholders’ Equity
Share capital	1,508	1,483
Unlimited authorization of common shares without par value; issued and outstanding 861,506,786 and 858,702,991 at September 30, 2012 and December 31, 2011, respectively
Contributed surplus	316	291
Accumulated other comprehensive income	1,344	816
Retained earnings	6,408	5,257
Total Shareholders’ Equity	9,576	7,847
Total Liabilities and Shareholders’ Equity	$17,691	$16,257

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Sales (Note 3)	$2,143	$2,321	$6,285	$6,850
Freight, transportation and distribution	(154)	(129)	(381)	(410)
Cost of goods sold	(1,062)	(1,060)	(3,080)	(3,044)
Gross Margin	927	1,132	2,824	3,396
Selling and administrative expenses	(53)	(46)	(166)	(176)
Provincial mining and other taxes	(62)	(53)	(162)	(147)
Share of earnings of equity-accounted investees	77	68	220	185
Dividend income	39	41	106	94
Impairment of available-for-sale investment (Note 2)	—	—	(341)	—
Other expenses	(10)	—	(21)	(10)
Operating Income	918	1,142	2,460	3,342
Finance costs	(24)	(37)	(89)	(125)
Income Before Income Taxes	894	1,105	2,371	3,217
Income taxes (Note 4)	(249)	(279)	(713)	(819)
Net Income	$645	$826	$1,658	$2,398

Net Income per Share (Note 5)
Basic	$0.75	$0.96	$1.93	$2.80
Diluted	$0.74	$0.94	$1.89	$2.73

Dividends Declared per Share	$0.21	$0.07	$0.49	$0.21

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Net of related income taxes)	2012	2011	2012	2011

Net Income	$645	$826	$1,658	$2,398
Other comprehensive income (loss)
Net increase (decrease) in net unrealized gain on available-for-sale investments (1)	303	(983)	169	(1,351)
Reclassification to income of unrealized loss on impaired available-for-sale investment (Note 2)	—	—	341	—
Net actuarial loss on defined benefit plans (2)	—	(125)	(84)	(125)
Net loss on derivatives designated as cash flow hedges (3)	(1)	(18)	(16)	(18)
Reclassification to income of net loss on cash flow hedges (4)	11	10	36	38
Other	—	(5)	(2)	(5)
Other Comprehensive Income (Loss)	313	(1,121)	444	(1,461)
Comprehensive Income (Loss)	$958	$(295)	$2,102	$937

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Net of income taxes of $NIL (2011 — $71) for the three months ended September 30, 2012 and $48 (2011 — $71) for the nine months ended September 30, 2012.

(3)

Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $1 (2011 — $11) for the three months ended September 30, 2012 and $11 (2011 — $11) for the nine months ended September 30, 2012.

(4)	Net of income taxes of $(8) (2011 — $(7)) for the three months ended September 30, 2012 and $(24) (2011 — $(23)) for the nine months ended September 30, 2012.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance — December 31, 2011	$1,483	$291	$982	$(168)	$—	$2	$816	$5,257	$7,847
Net income	—	—	—	—	—	—	—	1,658	1,658
Other comprehensive income (loss)	—	—	510	20	(84)	(2)	444	—	444
Effect of share-based compensation	—	27	—	—	—	—	—	—	27
Dividends declared	—	—	—	—	—	—	—	(423)	(423)
Issuance of common shares	25	(2)	—	—	—	—	—	—	23
Transfer of actuarial losses on defined benefit plans	—	—	—	—	84	—	84	(84)	—
Balance — September 30, 2012	$1,508	$316	$1,492	$(148)	$—	$—	$1,344	$6,408	$9,576

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists in the reserve at beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Operating Activities
Net income	$645	$826	$1,658	$2,398

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	149	122	434	374
Share-based compensation	3	3	21	22
Impairment of available-for-sale investment (Note 2)	—	—	341	—
Realized excess tax benefit related to share-based compensation	4	6	7	29
Provision for deferred income tax	162	189	366	342
Net undistributed earnings of equity-accounted investees	(74)	(68)	(90)	(118)
Pension and other post-retirement benefits	(86)	(145)	(71)	(131)
Asset retirement obligations and accrued environmental costs	(6)	22	4	40
Other long-term liabilities and miscellaneous	7	9	33	(23)
Subtotal of adjustments	159	138	1,045	535

Changes in non-cash operating working capital
Receivables	(90)	(88)	(84)	(277)
Inventories	19	7	63	(14)
Prepaid expenses and other current assets	(5)	—	(21)	12
Payables and accrued charges	31	(18)	(308)	(35)
Subtotal of changes in non-cash operating working capital	(45)	(99)	(350)	(314)
Cash provided by operating activities	759	865	2,353	2,619

Investing Activities
Additions to property, plant and equipment	(546)	(590)	(1,505)	(1,523)
Other assets and intangible assets	(23)	(8)	(37)	(11)
Cash used in investing activities	(569)	(598)	(1,542)	(1,534)

Financing Activities
Repayment of long-term debt obligations	—	—	(2)	(600)
Repayment of short-term debt obligations	(117)	(236)	(501)	(395)
Dividends	(116)	(60)	(293)	(148)
Issuance of common shares	13	15	16	40
Cash used in financing activities	(220)	(281)	(780)	(1,103)
(Decrease) Increase in Cash and Cash Equivalents	(30)	(14)	31	(18)
Cash and Cash Equivalents, Beginning of Period	491	408	430	412
Cash and Cash Equivalents, End of Period	$461	$394	$461	$394

Cash and cash equivalents comprised of:
Cash	$69	$78	$69	$78
Short-term investments	392	316	392	316
	$461	$394	$461	$394

Supplemental cash flow disclosure
Interest paid	$12	$35	$114	$168
Income taxes paid	$91	$91	$583	$415

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2012

(in millions of US dollars except share amounts)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2011 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2011 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in October 2012.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity instruments classified as available-for-sale, for which unrealized gains and losses are generally recognized in other comprehensive income (“OCI”), a significant or prolonged decline in the fair value of the investment below its cost may be evidence that the asset is impaired. When objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in OCI and would not flow back into net income.

Changes in fair value, and related accounting, for the company’s investment in Sinofert Holdings Limited (“Sinofert”) since December 31, 2011 were as follows:

			Impact of Unrealized Holding Loss on:
	Fair Value	Unrealized Holding Loss	OCI and AOCI	Net Income and Retained Earnings
Balance — December 31, 2011	$439	$(140)	$(140)	$—
Decrease in fair value	(61)	(61)	(61)	—
Balance — March 31, 2012	$378	$(201)	$(201)	$—
Decrease in fair value prior to recognition of impairment	(140)	(140)	(140)	—
Recognition of impairment	—	—	341	(341)
Balance — June 30, 2012	$238	$(341)	$—	$(341)
Increase in fair value subsequent to recognition of impairment	66	66	66	—
Balance — September 30, 2012	$304	$(275)	$66	$(341)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2012

(in millions of US dollars except share amounts)

(unaudited)

3. Segment Information

The company has three reportable operating segments: potash, phosphate and nitrogen. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$963	$568	$612	$—	$2,143
Freight, transportation and distribution	(76)	(55)	(23)	—	(154)
Net sales — third party	887	513	589	—
Cost of goods sold	(333)	(391)	(338)	—	(1,062)
Gross margin	554	122	251	—	927
Depreciation and amortization	(49)	(64)	(33)	(3)	(149)
Inter-segment sales	—	—	72	—	—
Cash flows for additions to property, plant and equipment	348	73	106	19	546

	Three Months Ended September 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$1,035	$690	$596	$—	$2,321
Freight, transportation and distribution	(59)	(46)	(24)	—	(129)
Net sales — third party	976	644	572	—
Cost of goods sold	(276)	(475)	(309)	—	(1,060)
Gross margin	700	169	263	—	1,132
Depreciation and amortization	(33)	(55)	(32)	(2)	(122)
Inter-segment sales	—	—	56	—	—
Cash flows for additions to property, plant and equipment	493	41	53	3	590

	Nine Months Ended September 30, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$2,731	$1,750	$1,804	$—	$6,285
Freight, transportation and distribution	(165)	(140)	(76)	—	(381)
Net sales — third party	2,566	1,610	1,728	—
Cost of goods sold	(884)	(1,240)	(956)	—	(3,080)
Gross margin	1,682	370	772	—	2,824
Depreciation and amortization	(135)	(188)	(103)	(8)	(434)
Inter-segment sales	—	—	164	—	—
Cash flows for additions to property, plant and equipment	1,029	172	261	43	1,505

	Nine Months Ended September 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$3,265	$1,872	$1,713	$—	$6,850
Freight, transportation and distribution	(212)	(129)	(69)	—	(410)
Net sales — third party	3,053	1,743	1,644	—
Cost of goods sold	(817)	(1,258)	(969)	—	(3,044)
Gross margin	2,236	485	675	—	3,396
Depreciation and amortization	(112)	(159)	(97)	(6)	(374)
Inter-segment sales	—	—	133	—	—
Cash flows for additions to property, plant and equipment	1,238	133	117	35	1,523

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2012

(in millions of US dollars except share amounts)

(unaudited)

4. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Income tax expense	$249	$279	$713	$819
Actual effective tax rate on ordinary earnings	26%	26%	26%	26%
Actual effective tax rate including discrete items	28%	25%	30%	25%

The impairment of the company’s available-for-sale investment in Sinofert is not deductible for tax purposes. Total discrete tax adjustments that impacted the rate in the three months ended September 30, 2012 resulted in an income tax expense of $14 compared to an income tax recovery of $5 in the same period last year. Total discrete tax adjustments that impacted the rate in the nine months ended September 30, 2012 resulted in an income tax expense of $17 compared to an income tax recovery of $29 in the same period last year. Significant items recorded included the following:

•	In the first nine months of 2012, a tax expense of $17 (of which $12 was recorded in the third quarter) to adjust the 2011 tax provision to the income tax returns filed for that year.

•	In first-quarter 2011, a current tax recovery of $21 for previously paid withholding taxes.

•	In third-quarter 2011, a current tax recovery of $12 due to income tax losses in a foreign jurisdiction.

5. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Basic	859,573,000	856,022,000	859,118,000	855,024,000
Diluted	876,026,000	876,959,000	875,885,000	876,844,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Potash Sales (tonnes — thousands)
Manufactured Product
North America	951	769	2,002	2,692
Offshore	1,107	1,387	3,911	4,773
Manufactured Product	2,058	2,156	5,913	7,465

Potash Net Sales
(US $ millions)
Sales	$963	$1,035	$2,731	$3,265
Freight, transportation and distribution	(76)	(59)	(165)	(212)
Net Sales	$887	$976	$2,566	$3,053

Manufactured Product
North America	$443	$410	$968	$1,285
Offshore	441	563	1,588	1,758
Other miscellaneous and purchased product	3	3	10	10
Net Sales	$887	$976	$2,566	$3,053

Manufactured Product
Average Realized Sales Price per MT
North America	$466	$533	$484	$477
Offshore	$398	$406	$406	$368
Average	$429	$451	$432	$408
Cost of Goods Sold per MT	$(160)	$(127)	$(148)	$(109)
Gross Margin per MT	$269	$324	$284	$299

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Phosphate Sales (tonnes — thousands)
Manufactured Product
Fertilizer	676	780	1,932	2,080
Feed and Industrial	263	278	873	884
Manufactured Product	939	1,058	2,805	2,964

Phosphate Net Sales
(US $ millions)
Sales	$568	$690	$1,750	$1,872
Freight, transportation and distribution	(55)	(46)	(140)	(129)
Net Sales	$513	$644	$1,610	$1,743

Manufactured Product
Fertilizer	$333	$454	$1,004	$1,173
Feed and Industrial	172	182	581	548
Other miscellaneous and purchased product	8	8	25	22
Net Sales	$513	$644	$1,610	$1,743

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$493	$582	$520	$564
Feed and Industrial	$654	$659	$666	$620
Average	$537	$602	$565	$581
Cost of Goods Sold per MT	$(413)	$(445)	$(438)	$(421)
Gross Margin per MT	$124	$157	$127	$160

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Average Natural Gas Cost in Production per MMBtu	$6.76	$6.13	$5.58	$6.06
Nitrogen Sales (tonnes — thousands)
Manufactured Product
Ammonia	466	475	1,499	1,503
Urea	241	325	870	972
Nitrogen solutions/Nitric acid/Ammonium nitrate	438	492	1,371	1,456
Manufactured Product	1,145	1,292	3,740	3,931

Fertilizer sales tonnes	301	445	1,108	1,281
Industrial/Feed sales tonnes	844	847	2,632	2,650
Manufactured Product	1,145	1,292	3,740	3,931

Nitrogen Net Sales
(US $ millions)
Sales	$612	$596	$1,804	$1,713
Freight, transportation and distribution	(23)	(24)	(76)	(69)
Net Sales	$589	$572	$1,728	$1,644

Manufactured Product
Ammonia	$299	$250	$794	$774
Urea	121	174	456	442
Nitrogen solutions/Nitric acid/Ammonium nitrate	104	124	338	346
Other miscellaneous and purchased product	65	24	140	82
Net Sales	$589	$572	$1,728	$1,644

Fertilizer net sales	$137	$209	$525	$544
Industrial/Feed net sales	387	339	1,063	1,018
Other miscellaneous and purchased product	65	24	140	82
Net Sales	$589	$572	$1,728	$1,644

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$641	$526	$530	$515
Urea	$504	$534	$525	$455
Nitrogen solutions/Nitric acid/Ammonium nitrate	$238	$254	$246	$238
Average	$458	$424	$425	$397
Fertilizer average price per MT	$455	$469	$474	$425
Industrial/Feed average price per MT	$459	$401	$404	$384
Average	$458	$424	$425	$397
Cost of Goods Sold per MT	$(254)	$(232)	$(233)	$(234)
Gross Margin per MT	$204	$192	$192	$163

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2012	2011

December 31		1.0170
September 30	0.9837	1.0389
Third-quarter average conversion rate	1.0114	0.9716

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Production
Potash production (KCl Tonnes — thousands)	1,579	1,937	5,961	7,099
Potash shutdown weeks (1)	15	9	55	9
Phosphate production (P2O5 Tonnes — thousands)	493	565	1,479	1,649
Phosphate P2O5 operating rate	83%	95%	83%	93%
Nitrogen production (N Tonnes — thousands)	651	724	2,029	2,115

Shareholders
PotashCorp’s shareholder return	0%	-24%	6%	-16%

Customers
Product tonnes involved in customer complaints vs three-year average (for third quarter/first nine months of prior three years, as applicable)	-71%	N/A	-43%	N/A

Community
Taxes and royalties ($ millions) (2)	171	175	521	706

Employees
Annualized turnover rate (excluding retirements)	8%	4%	6%	4%

Safety
Total site severity injury rate (per 200,000 work hours) (3)	0.63	0.49	0.53	0.57

Environment
Environmental incidents (4)	6	3	18	11

As at	September 30, 2012	December 31, 2011

Number of employees
Potash	2,709	2,520
Phosphate	1,802	1,975
Nitrogen	770	775
Other	435	433

Total	5,716	5,703

(1)	Excludes planned routine annual maintenance shutdowns.
(2)	Includes current income taxes, potash production tax, resource surcharge, royalties, municipal taxes and other miscellaneous taxes less investment tax credits calculated on an accrual basis.
(3)	Total of lost-time injuries and modified work injuries (as defined in our 2011 Annual Report). Total site includes PotashCorp employees, contractors and others on site.
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2011 Annual Report).

N/A = Not applicable

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.   EBITDA, ADJUSTED EBITDA AND EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Net income	$645	$826	$1,658	$2,398
Finance costs	24	37	89	125
Income taxes	249	279	713	819
Depreciation and amortization	149	122	434	374
EBITDA	$1,067	$1,264	$2,894	$3,716
Impairment of available-for-sale investment	—	—	341	—
Adjusted EBITDA	$1,067	$1,264	$3,235	$3,716

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as earnings before finance costs, income taxes, depreciation and amortization, certain gains and losses on disposal of assets and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Sales	$2,143	$2,321	$6,285	$6,850
Freight, transportation and distribution	(154)	(129)	(381)	(410)
Net sales	$1,989	$2,192	$5,904	$6,440

Net income as a percentage of sales	30%	36%	26%	35%
Adjusted EBITDA margin	54%	58%	55%	58%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.   CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Cash flow prior to working capital changes	$804	$964	$2,703	$2,933
Changes in non-cash operating working capital
Receivables	(90)	(88)	(84)	(277)
Inventories	19	7	63	(14)
Prepaid expenses and other current assets	(5)	—	(21)	12
Payables and accrued charges	31	(18)	(308)	(35)
Changes in non-cash operating working capital	(45)	(99)	(350)	(314)
Cash provided by operating activities	$759	$865	$2,353	$2,619
Additions to property, plant and equipment	(546)	(590)	(1,505)	(1,523)
Other assets and intangible assets	(23)	(8)	(37)	(11)
Changes in non-cash operating working capital	45	99	350	314
Free cash flow	$235	$366	$1,161	$1,399

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.